EXHIBIT 99.2
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Conversion Agreement
October 25, 2004

It was agreed in the Exclusive Purchase, License and Supply Agreement of April 19, 2004, that the terms of a more detailed common agreement would be completed by the parties, ZAP and Smart Automobile, LLC.

It is agreed that the Smart Automobile, LLC will turn in their original Preferred shares and receive $8 million of new Preferred Shares with the designation of SA. Each preferred share has a value of $1,000. These preferred shares will convert to ZAP Common Shares under the following formula: For every 1,000 Smart vehicles delivered to ZAP in the years, 2004,2005 and 2006 which are fully compliant to sell in the United States as new cars, will allow the holder of 500 shares of preferred stock SA to convert to $500,000 of common stock, and allow the holder to receive 505,000 warrants with an exercise price of $2.50 per share exercisable through 2006, or when all the preferred have been converted. Upon EPA compliance, and the legal right to sell the first 98 vehicles currently in inventory, the holder can convert 500 preferred shares to $500,000 of common stock immediately.




It is also agreed to appoint Thomas Heidemann and Matthias Heinze to the ZAP Advisory Board.


Agreed,


/s/ Steven Schneider                             /s/ Thomas Heidmann
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ZAP                                              Smart-Automobile, LLC
CEO                                              President
Steven Schneider                                 Thomas Heidemann